Certificate of Merger
of
Powerdyne, Inc. (Nevada)
with and into
Greenmark Acquisition Corporation

Pursuant to Section 252 of the General
Corporation Law of the State of Delaware

GREENMARK ACQUISITION CORPORATION, a Delaware corporation, hereby certifies as follows:

FIRST:  The names and jurisdictions of the constituent corporations are Greenmark Acquisition Corporation, a Delaware corporation, and Powerdyne, Inc., a Nevada corporation.
SECOND:  An Agreement and Plan of Merger (the "Merger Agreement") has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 252 of the General Corporation Law of the State of Delaware and Section 92 of the Nevada Revised Statutes.

THIRD:  The Merger Agreement, dated February 3, 2011, and the amendments to the Certificate of Incorporation of the surviving corporation have been approved by action by unanimous consent of the Board of Directors on February 3, 2011, and by written consent without a meeting by the sole shareholder dated February 3, 2011.

FOURTH:  The surviving corporation is "Greenmark Acquisition Corporation" (the "Surviving Corporation").

FIFTH:  The Certificate of Incorporation of Greenmark Acquisition Corporation in effect as of the date and time of filing of this Certificate of Merger shall be the Certificate of Incorporation of the Surviving Corporation and pursuant to the Delaware General Corporation Law shall be amended by the changes set forth in the Merger Agreement to include the change of its corporate name as follows:

Article First of the Certificate of Incorporation of GREENMARK ACQUISITION CORPORATION shall be deleted and replaced with the following:

"The Name of the Corporation is POWERDYNE INTERNATIONAL, INC."

SIXTH:  An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at 300 Centerville Road, Suite 100E, Warwick, Rhode Island 02886 and a copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either constituent corporation.

Certificate of Merger	Page Number 2

SEVENTH:  The authorized capital stock of Powerdyne, Inc., a Nevada corporation, which is not the surviving corporation, is 75,000 shares of common stock, no par value per share, of which 25,000 shares have been issued and are outstanding, and no preferred stock.

EIGHTH:  This Certificate of Merger shall be effective immediately upon its filing with the Secretary of State of the State of Delaware.

Certificate of Merger	Page Number 3

Signature Page to Certificate of Merger
between Powerdyne, Inc. and
Greenmark Acquisition Corporation

IN WITNESS WHEREOF, Greenmark Acquisition Corporation has caused this Certificate of Merger to be executed in its corporate name by its President and attested to by its Secretary on the 7th  day of February, 2011.

GREENMARK ACQUISITION CORPORATION

By:	/s/ Dale P. Euga
Name: Dale P. Euga
Title: President

ATTEST:

By:	/s/ Arthur M. Read, II, Esq.
Name: Arthur M. Read, II, Esq.
Title: Secretary